Exhibit 21.1
List of Subsidiaries

Subsidiaries owned by Changda International Holdings, Inc.

Changda International Limited, a Marshall Island company, - 100% ownership

Subsidiaries owned by Changda International Limited

Weifang Changda Fertilizer Co., Limited, a company incorporated under the laws of the People’s Republic of China – 100% ownership

Weifang Changda Chemical Co., Limited, a company incorporated under the laws of the People’s Republic of China - – 100% ownership

Shangdong Fengtai Fertilizer Co., Limited, a company incorporated under the laws of the People’s Republic of China – 25% ownership

Subsidiaries owned by Weifang Changda Fertilizer Co., Limited

Heze Changda Fertilizer Co., Limited, a company incorporated under the laws of the People’s Republic of China – 100% ownership

Shangdong Fengtai Fertilizer Co., Limited, a company incorporated under the laws of the People’s Republic of China – 75% ownership